Exhibit 99.1

Operations Vice President Leaving The Pantry

CARY, N.C., May 31, 2011 – The Pantry, Inc. (Nasdaq:PTRY), the leading independently operated convenience store chain in the southeastern United States, today announced that Brad Williams, Senior Vice President of Operations, has announced his decision to leave The Pantry.

During his 13-year tenure Mr. Williams has made many important contributions to the Company, including his role in driving a fast, friendly, and clean experience for our guests. The Company appreciates Mr. Williams’ dedication and hard work over the years and wishes him the best in his new endeavors.

The Pantry has begun the process of identifying a new SVP of Operations. On an interim basis Operations will report to President and CEO Terry Marks.

About The Pantry
Headquartered in Cary, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country. As of May 9, 2011, the Company operated 1,659 stores in thirteen states under select banners, including Kangaroo Express®, its primary operating banner. The Pantry's stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

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Media Contacts
Scott Yates
Largemouth Communications (on behalf of The Pantry)
(919) 459-6452
scott@largemouthpr.com